Exhibit 10.4
STOCK OPTION AGREEMENT
For Outside Director Optionees

Granted to: participant name
Grant Date: grant date
Expiration Date: expiration date
Number of Shares: shares
Option Price per Share: grant price

This Stock Option Agreement (the “Agreement”) is made between FLIR Systems, Inc., an Oregon corporation (“the Company”) and you, an Outside Director of the Company (the “Optionee”).

The Company sponsors the FLIR Systems, Inc. 2011 Stock Incentive Plan (the “Plan”). The Plan governs the terms of the option referenced in this Agreement and controls in the event of any ambiguity between the Plan and this Agreement. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Agreement, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the capitalized terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Committee,” which means the Compensation Committee of the Company’s Board of Directors.

Your failure to execute this Agreement within 180 days of the Grant Date may result in its cancellation.

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.    Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company grants to you the option to purchase from the Company (the “Option”) the above-stated number of shares of the Company’s common stock (the “Shares”) at the Option Price per Share stated above (the “Option Price”). This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.Vesting of Shares. The Shares subject to this Agreement will be immediately vested and exercisable on the Grant Date. Once the Shares vest, you may exercise the Option by purchasing some or all of the vested Shares. When you exercise the Option and pay the Option Price, the Company shall issue and deliver a stock certificate (or other evidence of ownership) for a corresponding number of Shares to you.

3.Method of Exercise. The manner of exercising this Option to purchase vested Shares and the method for paying the applicable Option Price shall be as set forth in Section 2.1(c) of the Plan and as allowed by the Committee. Shares issued upon exercise of the Option shall be issued solely in your name. The right to purchase Shares pursuant to this Agreement shall be cumulative so that when the right to purchase an additional installment of Shares has vested pursuant to the above-stated vesting schedule, such Shares or any part thereof may be purchased thereafter until the expiration of the Option. Due to administrative restrictions, paying the Option Price with Shares of the Company’s common stock that you already own or by requesting the Company to withhold shares otherwise issuable upon your exercise of the Option is not an available method of exercise.

4.Termination of Service. Upon termination of your service as an Outside Director of the Company, the vested portion of this Option shall expire on the earlier of the Expiration Date as stated above or 36 months from your termination date. The date that your continuous service as an Outside Director terminates for purposes of the Plan shall be determined by the Committee, in its exclusive discretion, which determination shall be final.

5.Rights as a Shareholder. You shall have no rights as a shareholder with respect to any Shares covered by this Agreement until the date on which a stock certificate (or other evidence of ownership) is issued or you acquire such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance.

6.Nontransferability of the Agreement. You shall have no right to assign or transfer rights under this Agreement except by will or the laws of descent and distribution. During your lifetime, this Option may be exercised only by you or, in the event of incompetence, by your legally appointed guardian.

7.Reservation of Company Rights. The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to authorize any adjustments, recapitalizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of similar nature or character.

8.Limitations on Exercisability. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of this Option or the purchase or issuance of Shares thereunder. Any delay caused thereby shall in no way affect the termination of the Agreement.

9.Amendment or Termination of Plan. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Agreement shall adversely affect the Agreement in any material way without your written consent.

10.Notices. Notices hereunder shall be in writing. Notice to the Company may be delivered personally to the Company’s Human Resources Department or such other party as designated by the Company or mailed to its headquarters office. Notice to you may be delivered personally or mailed to you at the address on record with the Company.

11.Governing Law. This Agreement is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal courts of Oregon.

13.Electronic Delivery and Participation. The Company may, in its sole discretion, deliver any documents related to the Option referenced in this Agreement or to participation in the Plan or to future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.Insider Trading Restrictions. Grantee acknowledges that Grantee may be subject to insider trading restrictions, which may affect his or her ability to acquire or dispose of Shares or rights to Shares (e.g., restricted stock units) acquired under the Plan during such times as Grantee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date stated above.

FLIR SYSTEMS, INC.	GRANTEE

Andrew C. Teich	Name
President and Chief Executive Officer	Signed Electronically